NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium to acquire Cargill’s U.S. Ag-retail business

July 6, 2016

CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today a binding purchase agreement between its Crop Production Services (“CPS”) and Cargill AgHorizons (U.S.) (“Cargill”) for the acquisition of 18 Ag-retail locations with annual revenues of over $150-million. The outlets are located across the northern U.S. Corn-Belt region, in the states of Nebraska, South Dakota, Minnesota, Wisconsin, Michigan and Indiana.

“This acquisition demonstrates our continued focus on growing our North American Ag-retail business, particularly in the highly desirable U.S. Corn Belt. The locations are in regions where we currently have a limited presence. This acquisition will allow us to capitalize on synergies related to the introduction of our proprietary products and services, and leveraging our extensive distribution network,” commented Agrium’s President and CEO, Chuck Magro. “We welcome the Cargill Ag-retail employees to the Agrium family and are excited to bring our agronomic expertise and quality products and services to growers in this important agricultural region,” added Mr. Magro.

Roger Watchorn, group leader of Cargill’s North American agricultural supply chain, said: “Cargill will focus on being the world’s leading merchant of grain and oilseeds. We remain steadfast in our commitment to help farmers succeed by ensuring they remain competitive in the global market and being as efficient as possible in getting products from origins to destinations.”

The sale does not involve Cargill’s Canadian crop input retail business.

The transaction is subject to customary closing conditions, and regulatory clearances. The transaction is expected to close by the end of third quarter of 2016.

About Agrium

Agrium Inc. is a major producer and distributor of agricultural products and services in North America, South America, Australia and Egypt through its agricultural retail-distribution and wholesale nutrient businesses. Agrium supplies growers with key products and services such as crop nutrients, crop protection, seed, and agronomic and application services, thereby helping to meet the ever growing global demand for food and fiber. Agrium produces nitrogen, potash and phosphate fertilizers, with a combined wholesale nutrient capacity of over nine million tonnes and with competitive advantages across all product lines. Agrium retail-distribution has an unmatched network of over 1,400 facilities and approximately 3,800 crop consultants. We partner with over half a million grower customers globally to help them increase their yields and returns on more than 50 different crops. With a focus on sustainability, the company strives to improve the communities in which it operates through safety, education, environmental improvement and new technologies such as the development of precision agriculture and controlled release nutrient products. Agrium is focused on driving operational excellence across our businesses, pursuing value-enhancing growth opportunities and returning capital to shareholders.

About Cargill

Cargill provides food, agriculture, financial and industrial products and services to the world. Together with farmers, customers, governments and communities, we help people thrive by applying our insights and 150 years of experience. We have 149,000 employees in 70 countries who are committed to feeding the world in a responsible way, reducing environmental impact and improving the communities where we live and work. For more information, visit Cargill.com and our News Center.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties as well as various assumptions and business sensitivities, including those referred to in the MD&A section of the Corporation’s most recent Annual Report to Shareholders as well as those risk factors described in the Corporation’s most recent Annual Information Form, which may cause the actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, estimates, forecasts and statements as to management’s expectations with respect to, among other things, business and financial prospects, financial multiples and accretion estimates, future trends, plans, strategies, objectives and expectations ,completion of the retail transaction as contemplated and the ability to successfully integrate the new assets into our existing retail business in an effective manner, general economic, market and business conditions, weather conditions, crop prices, the supply and demand and price levels for our major products, governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, changes in environmental, tax and other laws or regulations and the interpretation thereof. Agrium disclaims any intention or obligation to update or revise any forward-looking information as a result of new information or future events, except as may be required under applicable securities laws.

FOR FURTHER INFORMATION:

Investor/Media Relations:

Richard Downey, Vice President, Investor & Corporate Relations

(403) 225-7357

Todd Coakwell, Director, Investor Relations

(403) 225-7437

Louis Brown, Analyst, Investor Relations

(403) 225-7761

Contact us at: www.agrium.com